EXHIBIT 99.1



         Portions of this Exhibit have been omitted and confidentially and separately filed with the Securities and Exchange Commission with a Request for Confidential Treatment.

The omitted portions are marked by opened and closed brackets as follows: [ * ]

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                                  Exhibit 99.1
         [OBJECT OMITTED]


                               STRATEGIC ALLIANCE,
                               EQUIPMENT PURCHASE,
                                       AND
                           SOFTWARE LICENSE AGREEMENT

         THIS STRATEGIC ALLIANCE, EQUIPMENT PURCHASE, AND SOFTWARE LICENSE AGREEMENT (this "Agreement"), is effective November 13, 1998 between Top Source Technologies, Inc. ("Top Source"), supplier of the MotorCheck(TM) On-Site
Analyzer (OSA), and Flying J, Inc. ("Customer" "Licensee" you" or "your") located at 50 West 990 South, Brigham City, UT 84302, and is hereby agreed to as follows:

1. Sale and License:
    Top Source agrees to sell to Customer, and to license to Customer on a nonexclusive basis and Customer agrees to so purchase and license from Top Source, a minimum of [ * ] OSAs, MotorCheck(TM) On-Site Analyzers including the Confidential Information and other proprietary technology incorporated therein ("the OSAs"), all on the terms and conditions set forth herein. The OSAs shall be used solely at Customer facilities operated under the "Flying J" name, (the "Site"). The OSAs shall be used with due care solely in accordance with any operating manual or other instructions (including any site specifications and maintenance procedures) provided by Top Source Technologies, Inc., and solely for the purpose(s) of testing and analyzing ("Oil Analysis") used lubrication fluids (excluding lubrication fluids for airplanes).

2.  Term:
     This Agreement is effective November 13, 1998, regardless of the actual date of signature. Top Source shall deliver to Customer the initial ten
     (10) OSAs ordered by Customer as soon as reasonably possible following receipt of the initial order but in no event shall the OSAs be delivered later than December 31, 1998. With respect to future locations, Top Source shall install an OSA unit within [ * ] days of notice from Customer to Top Source. The Customer may terminate this Agreement at any time after the purchase of the [ * ] OSAs, as provided in Section 17.
3.  Price and Payment, Delivery Schedule:.
     All payments with respect to any OSA purchase or consumables purchases shall commence as follows:

     [ * ] CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE
           COMMISSION.

     3a. Purchase Price:
     The purchase price per OSA is $69,900 (see attached purchase order for [ * ] OSA units). 3(b) The purchase price per OSA may be adjusted to reflect any instrument changes made to render the OSA a "self serve" unit. [ * ]
                                                          [ * ]
                                                          [ * ]

     3b. Delivery Schedule:
     Customer commits to purchase a minimum of 100 OSA units, and take "cumulative" delivery on or before the following dates, unless this Agreement is terminated after the purchase of the [ * ] OSAs as per Section
     17. In the event that Customer elects not to terminate this Agreement after purchase of * OSAs, Customer agrees to purchase an additional 90 OSAs according to the following schedule, provided however, that Customer may, at any time after purchase of the [ * ] OSAs and prior to placing any order, terminate this Agreement without further liability to purchase OSAs:
ss. Minimum [ * ] OSAs by December 31, 1998 ss. Minimum [ * ] OSAs by March 31, 1999 ss. Minimum [ * ] OSAs by June 30, 1999 ss. Minimum [ * ] OSAs by August 31, 1999 ss. Minimum [ * ] OSAs by December 31, 1999 ss. Minimum [ * ] OSAs by June 30, 2000

     Nothing contained herein shall eliminate Customer's liability to pay for OSAs as to which an order has previously been placed.

     3c. Licensing Fee:
     A "per sample" licensing fee of  [ * ]  will be charged for all samples analyzed on
                                                          [ * ]
                                                          [ * ]
                                                          [ * ]
                                                          [ * ]
                                                          [ * ]


     [ * ] CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE
          COMMISSION.



                                                          [ * ]



     [ * * ] CONFIDENTIAL THIS PAGE OMITTED AND FILED SEPARATELY WITH THE
             COMMISSION.  [ * * ]

                                                          [ * ]



     [ * * ] CONFIDENTIAL THIS PAGE OMITTED AND FILED SEPARATELY WITH THE
             COMMISSION.  [ * * ]




[ * ] CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.


6.  Test Terms:
     Customer agrees to purchase ten (10) OSA units and take delivery by December 31, 1998. If, after a maximum of [ * ] of OSA operation, Customer determines that the test is not successful, they may elect not to proceed with further OSA [ * ]
                                                          [ * ]
                                                          [ * ]
                                                          [ * ]
                                                          [ * ]
                                                          [ * ]
7.  Disclosure:
     The terms of this agreement will remain confidential unless otherwise required by law. All public disclosures of pending purchase orders will be withheld until after receipt of said purchase order so as not to impact the "strike price" of the associated warrants.

8.  Ownership and Confidentiality:
     8a. All right, title, and interest in the OSA (including all Confidential Information and other proprietary technology incorporated therein) shall be and remain vested in TOP SOURCE TECHNOLOGIES, INC., (or such other party as may be designated by TOP SOURCE TECHNOLOGIES, INC.,), including any improvements or modifications thereto (whether requested or suggested by Customer or derived by reason of TOP SOURCE , INC.'s relationship with Customer or otherwise).

     8b. For so long as the purchase and license set forth in the Agreement remain in effect and for a period of two (2) years after the termination thereof (provided that in addition to the two (2) year period described above in the case of a trade secret, such period shall continue for so long as the information, matter or thing remains a trade secret unless the trade secret was disclosed directly or indirectly by one party, through its act or omission), and without limiting any rights or protections afforded to either Customer or Top Source each party will maintain in strictest confidence and safeguard as confidential the Confidential Information (exercising at least the same degree of care such party would use in protecting the confidentiality of its own similar information) and will not use, disclose, duplicate, reproduce, copy or distribute any of the Confidential Information in any manner to any person whatsoever except as permitted by the express provisions of this Agreement. Additionally, all parties will keep the fee terms of this agreement in confidence. [ * ] CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION. 8c. For purposes of this Agreement, "Confidential Information" means all information and matters of a confidential nature, whether or not in written form, and regardless of the media (if any) on which stored, which pertain, or relate in any way, to the business of the respective parties (or their parent or affiliated corporations) services, products, or business, including trade secrets, processes, techniques, designs, specification, drawings, know-how, show-how, technical information, technology, research developments, inventions, engineering concepts, software operating manuals, and improvements, modifications and enhancements to the foregoing, and the terms of this Agreement.

     8d. Notwithstanding the foregoing, either of the parties may identify the other in any press release and other marketing materials; provided that the party being identified shall have the right of review and approve such materials, which approval shall not be unreasonably withheld.

9.  Warranty:
     TOP SOURCE REPRESENTS AND WARRANTS TO CUSTOMER THAT (A) IT IS THE OWNER OF THE OSAs AND THE RELATED TECHNOLOGY AND INTELLECTUAL PROPERTY, AND HAS ALL RIGHT, TITLE AND INTEREST THERETO, AND THAT THE USE THEREOF BY AND THE LICENSE TO CUSTOMER SHALL NOT INTERFERE WITH ANY OTHER PERSON'S RIGHT AND TITLE TO SAME (EXCEPT AS PROVIDED IN SECTION 10, BELOW); (B) ALL THE OSAs AND ANY SUPPLIES PROVIDED BY TOP SOURCE OR ITS SUPPLIERS IN CONNECTION THEREWITH SHALL BE FREE FROM ANY DEFECTS; AND (C) ALL SUCH MATERIALS, INCLUDING THE OSAs, SHALL PERFORM THE FUNCTIONS FOR WHICH THEY ARE INTENDED. EXCEPT AS PROVIDED IN SECTIONS 8 (A), (B), AND (C). TOP SOURCE DISCLAIMS ANY WARRANTIES OF ANY NATURE WHETHER EXPRESS, WRITTEN, ORAL, IMPLIED OR STATUTORY, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTIES UNDER ARTICLE 2 OF THE UNIFORM COMMERCIAL CODE.

10.  Consequential Damages and Exclusive Remedy:
     10a. EXCEPT WITH RESPECT TO A BREACH OF THE EXPRESS WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER OF THE PARTIES SHALL BE LIABLE UNDER ANY CIRCUMSTANCES TO THE OTHER FOR ANY CONSEQUENTIAL, SPECIAL, EXEMPLARY,
     INDIRECT, INCIDENTAL OR COLLATERAL DAMAGES OF ANY NATURE WHATSOEVER IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, REGARDLESS OF WHETHER BASED IN TORT OR IN CONTRACT.


     10b. Top Source shall indemnify and hold Customer harmless from any loss or damage, including attorneys fees, resulting from a breach of the express warranties contained in this Agreement, and for any other act or omission of Top Source, its agents or employees. Top Source shall name and keep Customer as an additional insured on its general liability coverage with respect to such indemnity rights, and as Customer's interests otherwise appear.

     10c. Customer shall indemnify and hold Top Source harmless from any loss or damage, including attorneys fees, resulting from a breach of the express warranties of Customer contained in this Agreement, and for any other act or omission of Customer, its agents or employees. Customer shall name and keep Top Source as an additional insured on its general liability coverage with respect to such indemnity rights, and as Top Source's interests otherwise appear.

11.  Operating Requirements:
     Customer (for and on behalf of itself and its officers, employees, agents and representatives) agrees:

     11a. Not to unpack, break the seal on or open any boxes or containers shipped to it by TOP SOURCE, (or the manufacturer of the OSA) without the direct authorization or supervision of Top Source (or persons designated by Top Source). Customer further shall not open the cabinet, covers, inspection doors or other enclosure containing the components of the OSA, attempt any repair, adjustment or modification of the OSA, except as authorized by Top Source disassemble, decompile, reverse engineer, interrogate, decode or otherwise tamper with the OSA or any software related thereto (or attempt to derive any source code or algorithms from such software);

     11b. Not to move or relocate the OSA from the site of original installation at the locations set forth above

     11c. Not to remove, alter or obscure any markings or labels which are affixed to the OSA at the time of installation or subsequently placed thereon by Top Source; provided such were first approved by Customer;

     11d. To ensure that any person who operates any non-self serve OSA has been trained by Top Source (or persons previously trained or designated by Top Source);

     11e. To pay all taxes (including sales, use and excise taxes) which may be imposed by any taxing authority on the OSA or on the amounts paid by Customer hereunder or as a result of this Agreement;

     11f. To allow Top Source and its agents, representatives and employees reasonable access to Customer's facility to inspect the OSA upon reasonable notice from Top Source;

     11g. To properly dispose of all fluids and solvents used in connection with or in any way relating to the OSA in compliance with all applicable laws, rules and regulations;

     11h. To maintain a safe site for the OSA including keeping all flammable gases, petrochemical fluids, solvents and other substances outside the proximity (generally not within 25 feet) of the OSA except to the absolute minimum extent then being used in the operation thereof;

     11i. Customer may use the service marks appearing on the OSA and the reports solely for the purpose of delivering Oil Analysis using the OSA. Customer agrees to protect and not to infringe on all the trademarks and copyrights owned by Top Source and its affiliate companies, including the Oil Lab 2100 trademark, the Detect trademark, the name On-Site Analysis, Inc., or the trade names MotorCheck(TM), or TruckCheck(TM).

12.  Covenants of Top Source:
     During the term of this Agreement, Top Source represents, warrants and covenants that it shall: (a) train such personnel of Customer as Customer deems appropriate to operate the OSA at Customer's location and at no cost to Customer, such training to be limited to three (3) employees per location during the first calendar week following the installation of each OSA; and (b) defend Customer's right to use the OSAs and related supplies and consumables, as provided in this Agreement, if challenged by a third party.

13.  Assignment:
     Customer shall not assign, transfer, pledge, sublicense or sublease the OSA (including any software incorporated therein) or any right, interest or license it may have pursuant to this Agreement without the prior written consent of Top Source, which consent shall not be unreasonably withheld.

14.  Sublicense:
     Certain components and proprietary technology of the OSA licensed hereunder may constitute a sublicense by Top Source from a third party owner, developer or manufacturer. Customer agrees to take such actions and execute such documents as Top Source reasonably may request on behalf of such third party in connection with such sublicense. No separate or additional payment from Customer shall be required to be made by Customer in connection with any such sublicense.

15.  Acknowledgments:
     In signing this Agreement, Customer acknowledges that Customer; has reviewed this Agreement, in its entirety; has independently assessed the market and/or risks associated with OSA operations and, except as provided in Section 9, above, is not relying on any representations or warranties from Top Source; including representation concerning profits, income, or success; sales revenue from OSA, if any, shall produce no more than 20% of Customer's total sales revenue for related business services, and Customer is already engaged in the truck stop service business.

16.  Default and Remedies:
     16a. Customer is in default under this agreement if any of the following occur: a) failure to make payment b) breach of this agreement and c) Customer becomes insolvent or bankrupt. If Customer is in default under this Agreement, Top Source may do any or all of the following: a) terminate the agreement b) take possession of the OSAs not yet paid for by any manner permitted by law c) seek payment for any money owed to Top Source and d) pursue any other right to remedy permitted by law or in equity.


     16b. Top Source is in default under this Agreement if any of the following occur: a) any warranty contained in this Agreement is untrue or misleading;
     b) Top Source fails to provide any product or service under this Agreement;
     c) Top Source otherwise breaches this Agreement; or d) Top Source becomes insolvent or bankrupt. If Top Source is in default under this Agreement, Customer may do any or all of the following: a) terminate this Agreement, without cost or penalty of any kind; b) cease any and all payments to Top Source, except those due and owing as of the date of termination; and c) pursue any other right or remedy permitted by law or equity. Further, if Top Source is in default as a result of 16B(d), Customer has the right to utilize the OSA technology and produce OSAs for their own use. Top Source creditors will be entitled to all fees due Top Source as per this agreement.

17.  Voluntary Termination:
     The Customer may terminate this agreement after the purchase of ten (10) OSA units as per Sections 2 and 3.

18.  Future Technology:
     Top Source agrees to provide Customer with                        [ * ]
                                                          [ * ]
     Further, with the purchase of ten (10) OSA units, Top Source will begin immediately to work with Customer to develop OSA modifications to allow for the OSA to operate in a "self serve" environment as per Section 3a.

19.  Miscellaneous:
     This Agreement shall be governed by and construed and enforced in accordance with and subject to the laws of the State of Florida. This Agreement contains the entire Agreement between the parties hereto and supersedes all prior and contemporaneous agreements, purchase orders, arrangements, negotiations and understandings between the parties hereto relating to the subject matter hereof. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or shall constitute, a waiver of any other provision hereof, whether or not similar, nor shall such waiver constitute a continuing waiver, and no waiver shall be binding unless executed in writing by the party making the waiver. Failure or delay of either party to insist upon compliance with any provision hereof will not operate and is not to be construed as a waiver or amendment of the provision or the right of the aggrieved party to insist upon compliance with such provision or take remedial steps to recover damages or other relief for noncompliance. No provision of this Agreement may be altered, amended, revoked or waived except by an instrument signed by both parties, For purposes of this Agreement, the term "including" shall mean "including, but not limited to." The unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or collect any amount due hereunder, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. Except as expressly provided in this Agreement, the rights and remedies of the parties under this Agreement are in addition to all other rights and remedies at law or equity that they may have against each other. This Agreement shall be deemed to have been executed at Top Source's executive offices in Palm Beach Gardens, Florida. The courts of the States of Florida and Utah shall have exclusive jurisdiction over any cause or controversy arising out of the terms of this Agreement or between the parties as a result of any act taken or failure to act not taken by any party pursuant to this Agreement. Venue shall be in the federal or state court located in either Palm Beach County, Florida, or Box Elder County, Utah, which venue shall be selected by the party initiating the action.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the 13th day of November, 1998.

     TOP SOURCE TECHNOLOGIES, INC.             CUSTOMER
     7108 Fairway Drive                      Flying J, Inc.
     Suite 200                               50 West 990 South
     Palm Beach Gardens, FL 33418            P.O. Box 678
                                             Brigham City, UT 84302


     By: /s/ William C. Willis, Jr.          By: /s/
     Title:Chairman & CEO                    Title:  Vice President


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